EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Duquesne Light Company on Form S-3 of our report dated February 1, 2001 (which report expresses an unqualified opinion and included an explanatory paragraph referring to a change in accounting method to record an estimate of unbilled revenues for electricity delivered but not yet billed) appearing in the Annual Report on Form 10-K of Duquesne Light Company for the year ended December 31, 2000, and to the reference to us under the heading "EXPERTS" in the Prospectus, which is a part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
------------------------
DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania


October 26, 2001